As filed with the Securities and Exchange Commission on August 10, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYMAN HOSPITALITY PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-0664379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott J. Lynn, Esq.
Executive Vice President, General Counsel and Secretary
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214
(615) 316-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Lori B. Morgan, Esq.
Eric J. Knox, Esq.
Bass, Berry & Sims PLC
21 Platform Way South, Suite 3500
Nashville, Tennessee 37203
(615) 742-6200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Common Stock
We may, from time to time, offer and sell our common stock, par value $0.01 per share, which we refer to as common stock, in amounts, at prices and on terms described in one or more supplements to this prospectus for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time. In addition, certain selling stockholders to be identified in a prospectus supplement may offer and sell our common stock from time to time.
This prospectus describes some of the general terms that may apply to an offering of our common stock. We will provide the specific terms relating to a specific offering of our common stock, including the offering price, in one or more supplements to this prospectus. We will not receive any of the proceeds from the sale, transfer, distribution or other disposition of shares of our common stock by selling stockholders. The information in any prospectus supplement may supplement, update or change information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference. Before you invest, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus or other offering material we authorize relating to our common stock and the documents incorporated by reference. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.
Our common stock may be offered and sold directly by us or certain selling stockholders or to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any option to purchase additional shares and any applicable underwriting discounts and commissions. See “Plan of Distribution.”
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “RHP.” The closing price of our common stock as reported by the NYSE on August 7, 2026, was $120.84 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of this prospectus. You should also carefully consider the risk factors described in any accompanying prospectus supplement and the documents we incorporate by reference before purchasing any shares of our common stock.
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 10, 2026.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using the “shelf” registration process. Under this process, we may sell, from time to time, our common stock described in this prospectus and the applicable prospectus supplement(s) in one or more offerings. In addition, certain selling stockholders to be identified in an accompanying prospectus supplement may offer and sell from time to time, in one or more offerings, the common stock described in this prospectus.
This prospectus provides you with a general description of our common stock. Each time we, or certain selling stockholders, sell our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of our common stock offered or conveyed to you by us, our underwriters or agents.
Neither we nor any selling stockholder have authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. Neither we nor any selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplements filed hereto are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus, any accompanying prospectus supplements and any free writing prospectus that we may authorize for use in connection with an offering in certain jurisdictions may be restricted by law. If you possess this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may authorize for use in connection with an offering, you should find out about and observe these restrictions. This prospectus and any accompanying prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus or any accompanying prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We do not make any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.
You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any documents we incorporate by reference is accurate as of any date other than the date on those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.
Unless otherwise mentioned or unless the context requires otherwise, in this prospectus “we,” “us,” “our” and the “Company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including RHP Hotel Properties, LP, our operating partnership, or Operating Partnership. The term “you” refers to a prospective investor in our common stock that we or certain selling stockholders may offer to sell from time to time under this prospectus and the applicable prospectus supplement containing specific information about the terms of such offering.

TRADEMARKS
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus or any accompanying prospectus supplement, as well as any document incorporated by reference into this prospectus or any accompanying prospectus supplement, are the properties of their respective owners. Other than the Company and its controlled affiliates with respect to their owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus or any accompanying prospectus supplement.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference into this prospectus) and any accompanying prospectus supplement may contain or incorporate by reference forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These may also include statements regarding (i) the future performance of our business, anticipated business levels and our anticipated financial results during future periods; (ii) the effect of our election to be taxed as a real estate investment trust, or REIT, and maintain REIT status for U.S. federal income tax purposes; (iii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries, or TRSs; (iv) our dividend policy, including the frequency and amount of any dividend we may pay; (v) our strategic goals and potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions, including the pending acquisition of the JW Marriott Orlando, Grande Lakes and The Ritz-Carlton Orlando, Grande Lakes, or the Grande Lakes Acquisition, and investment in joint ventures; (vi) the ability of Marriott International, Inc., or Marriott, to effectively manage our hotels and other properties; (vii) our anticipated capital expenditures and investments; (viii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements including our credit facility and other contractual arrangements with third parties, including management agreements with Marriott; (ix) our ability to borrow available funds under our credit facility; (x) our expectations about successfully amending the agreements governing our indebtedness should the need arise; (xi) geopolitical uncertainty, the effects of inflation, other macroeconomic conditions and increased costs on our business and on our customers, including group customers at our hotels; (xii) the risks associated with the integration of the JW Marriott Desert Ridge Resort & Spa, or JW Marriott Desert Ridge, into our existing asset base, (xiii) the pending Grande Lakes Acquisition; and (xiv) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, the effects of inflation and changes in international, national, regional and local economic and market conditions (such as the imposition of trade barriers or other changes in trade policy) on our business, including the effects on costs of labor and supplies and effects on group customers at our hotels and customers in our Opry Entertainment Group, or OEG, businesses, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness and/or to successfully amend the agreements governing our indebtedness in the future, changes in interest rates, the success of our investments in our hotels and of our investments in other projects and those factors described in detail under the caption “Risk Factors” in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.
Any forward-looking statement made in this prospectus or any accompanying prospectus supplement speaks only as of the date on which the statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus or any accompanying prospectus supplement, except as may be required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its website at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. We also make available, free of charge through our website, our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any accompanying prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of our common stock by means of this prospectus is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026 (including portions of our Definitive Proxy Statement on Schedule 14A for our 2026 Meeting of Stockholders filed with the SEC on April 2, 2026, to the extent specifically incorporated by reference in such Form 10-K);

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the SEC on May 1, 2026 and August 7, 2026, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 28, 2026 (Items 1.01 and 2.03 only), March 11, 2026, May 8, 2026, and August 10, 2026; and

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the description of our capital stock included as Exhibit 4.3 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, including all amendments and reports filed for purposes of updating such description.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus and any accompanying prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above that have been incorporated by reference into this prospectus and any accompanying prospectus supplement. You should direct requests for those documents to the following address:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, TN 37214
Attn: Corporate Secretary
(615) 316-6000
You may also obtain a copy of these filings from the investor relations section of our website at www.rymanhp.com. Please note, however, that the information on our website, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus and should not be considered a part of this prospectus.

OUR COMPANY
Ryman is the successor to Gaylord Entertainment Company, or Gaylord, a Delaware corporation originally incorporated in 1956. As part of the plan to restructure our business operations to facilitate our qualification as a REIT for federal income tax purposes, Gaylord merged with and into its wholly-owned subsidiary, Ryman, on October 1, 2012, with Ryman as the surviving corporation, and Ryman succeeded to and began conducting, either directly or indirectly, all of the business conducted by Gaylord immediately prior to the merger. Ryman is a Delaware corporation that began operating as a self-advised and self-administered REIT for federal income tax purposes on January 1, 2013. We specialize in group-oriented, destination hotel assets in urban and resort markets.
Our core holdings include a network of upscale, meetings-focused resorts totaling 11,869 rooms that are managed by Marriott under the Gaylord Hotels and JW Marriott brands. The five Gaylord Hotels resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, or Gaylord Opryland, the Gaylord Palms Resort & Convention Center near Orlando, Florida, the Gaylord Texan Resort & Convention Center near Dallas, Texas, the Gaylord National Resort & Convention Center near Washington D.C., or Gaylord National, and the Gaylord Rockies Resort & Convention Center near Denver, Colorado. The two JW Marriott resorts, which we refer to as the JW Marriott properties, consist of the JW Marriott San Antonio Hill Country Resort & Spa and JW Marriott Desert Ridge, effective June 10, 2025. Our other hotel assets managed by Marriott include the Inn at Opryland, an overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C., or the AC Hotel, an overflow hotel adjacent to Gaylord National.
We also own an approximate 70% controlling equity interest in a business comprised of a number of entertainment and media assets, known as OEG, which we report as our Entertainment segment. These assets include the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for over 100 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry’s radio home; Ole Red, a brand of six Blake Shelton-themed bar, music venue and event spaces; Category 10, a brand of Luke Combs-themed bar, music venue and event spaces that opened in Nashville, Tennessee in November 2024, with additional locations expected to open in Las Vegas, Nevada in late 2026 and at Universal Orlando Resort’s CityWalk in early 2028; Block 21, a mixed-use entertainment, lodging, office, and retail complex located in Austin, Texas; and a majority and controlling equity interest in Southern Entertainment, a Charlotte, North Carolina-based national music festival and events production company. In addition, in January 2026, OEG began managing the Ascend Amphitheater in downtown Nashville, Tennessee and, in February 2026, began managing the CCNB Amphitheatre outside of Greenville, South Carolina.
Our operations are organized into three principal business segments: (i) Hospitality, consisting of our Gaylord Hotels properties, our JW Marriott properties (including, effective June 10, 2025, JW Marriott Desert Ridge), the Inn at Opryland, and the AC Hotel; (ii) Entertainment, consisting of the Grand Ole Opry, the Ryman Auditorium, WSM-AM, Ole Red, Category 10, Block 21, Southern Entertainment, our other Nashville-based attractions, and, beginning in 2026, the operation of Ascend Amphitheater in downtown Nashville, Tennessee, and the CCNB Amphitheatre outside of Greenville, South Carolina; and (iii) Corporate and Other, consisting of corporate expenses.
All of our assets are held by, and all of our operations are conducted through, the Operating Partnership. As of the date of this prospectus, the Company owns, directly or indirectly, 99.4% of the outstanding partnership units of the Operating Partnership, including all of the general partnership interests, and certain noncontrolling limited partners own 0.6% of the outstanding partnership units of the Operating Partnership. The Company has no material assets other than its investment in the Operating Partnership and its consolidated subsidiaries.
As a REIT, we generally are not subject to U.S. federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our stockholders. This treatment substantially eliminates the U.S. federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our

TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to U.S. federal and state corporate income taxes.
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214, and our telephone number at these offices is (615) 316-6000. Our website is www.rymanhp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
An investment in our common stock pursuant to this prospectus and any applicable prospectus supplement involves significant risks. You should read and carefully consider the risks and uncertainties described in the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained or incorporated by reference in any accompanying prospectus supplement before acquiring any shares of our common stock. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and may cause you to lose all or part of your investment in the offered shares of our common stock. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows. See “Where You Can Find Additional Information,” “Incorporation of Certain Information by Reference” and “Special Note Regarding Forward-Looking Statements” of this prospectus.

USE OF PROCEEDS
We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of our common stock under this prospectus. We will not receive any proceeds from the sale, transfer, distribution or other disposition of shares of our common stock by any selling stockholder.

SELLING STOCKHOLDERS
We will set forth information about selling stockholders, where applicable, in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms of our common stock as set forth in our Amended and Restated Certificate of Incorporation, or the Charter, our Second Amended and Restated Bylaws, or the Bylaws, and certain provisions of Delaware law which govern the rights of our common stock. While we believe that the following description covers the material terms of our capital stock, the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to the Charter and Bylaws and to applicable Delaware law. You should also read the applicable prospectus supplement, which will contain additional information and which may update or change some of the information below.
Authorized Capital
The Charter authorizes us to issue up to 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. All shares of our common stock will be validly issued, fully paid and non-assessable. Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.
Voting Rights.   With respect to all matters upon which stockholders are entitled to vote, except as required by applicable law, the holders of our common stock will be entitled to one vote in person or by proxy for each share of our common stock outstanding in the name of such stockholder on the record of stockholders. Generally, all matters to be voted on by our stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of our common stock present in person or by proxy.
Dividends.   Subject to applicable law and rights, if any, of the holders of any outstanding class or series of preferred stock having a preference over our common stock with respect to the payment of dividends, dividends may be declared and paid on our common stock from time to time and in amounts as our board of directors may determine.
Liquidation Rights.   Upon our liquidation or dissolution or the winding up of our business, whether voluntarily or involuntarily, the holders of our common stock will be entitled to share ratably in all assets available for distribution after payment or provision for the payment of our debt and liabilities and to holders of preferred stock then outstanding of any amount required to be paid to them.
Other Provisions.   The holders of our common stock will not be entitled to any preemptive, subscription or redemption rights, and will not be entitled to the benefit of any sinking fund.
Miscellaneous.   The transfer agent and registrar for our common stock is Computershare, Inc. Our common stock is listed on the NYSE under the symbol “RHP.”
Preferred Stock
Pursuant to the Charter, our board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, of each such class or series, and any qualifications, limitations or restrictions thereof. The specific rights and powers that may be determined by our board of directors include the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, us; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock.
Currently, there are no shares of our preferred stock issued and outstanding.
Because our board of directors will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock, which could have the effect of delaying, deferring or preventing a change in control of us.
Restrictions on Ownership and Transfer
For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in the Charter and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the Charter contains restrictions on stock ownership and stock transfers summarized below.
All certificates, if any, representing shares of our capital stock will bear legends describing or referencing both sets of restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Federal Communications Laws Restrictions.   The Charter permits us to restrict the ownership or proposed ownership of shares of our common stock if such ownership or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, by any person could result in any inconsistency with, or violation of, Federal Communications Laws (as defined in the Charter). Under the Charter, we may require any person whose ownership, or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, of shares of our capital stock by any person may be inconsistent with, or in violation of, any provision of the Federal Communications Laws to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of our capital stock by any such person could result in any inconsistency with, or violation of, the Federal Communications Laws. If such person fails to furnish all of the information that we request, or we conclude that such person’s ownership or proposed ownership of our common stock, or the exercise by such person of any rights of stock ownership in connection with our common stock, may be inconsistent with, or in violation of, the Federal Communications Laws, under the terms of the Charter, we may (i) refuse to permit the transfer of shares of our capital stock to any proposed transferee, (ii) suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, or (iii) redeem such shares of our capital stock pursuant to the procedures set forth below.
The following procedures apply to the redemption of such person’s capital stock:
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the redemption price of any redeemed shares of our capital stock shall be the lesser of (i) the Market Price (as defined in the Charter) of such shares on the date of the notice of redemption, and (ii) if such capital stock was purchased by a Disqualified Holder (as defined in the Charter) within one year of the redemption date, such Disqualified Holder’s purchase price per share;

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the redemption price may be paid in cash, Redemption Securities (as defined in the Charter) or any combination thereof;

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our board of directors in its sole discretion may decide to only redeem some (but not all) of a disqualified holder’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by the board of directors;

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we must provide at least 30 days’ prior written notice to each record holder of the shares selected to be redeemed of the date on which we plan to effect the redemption (unless waived by such record holder); provided, that the redemption date may be the date on which written notice is given to such record holder if the cash or Redemption Securities necessary to effect the redemption have been deposited in trust for the benefit of such record holder and are subject to immediate withdrawal by such record holder upon surrender of the stock certificates (or, in the case of uncertificated shares, evidence of the transfer thereof) for the redeemed shares;

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from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such record holder shall only possess the right to obtain cash (or any other of our debt or equity securities) payable upon the redemption; and

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such other terms and conditions as our board of directors determines.

REIT-Related Restrictions.   In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2013, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.
The Charter contains restrictions on the number of shares of our capital stock that a person may own, subject to certain exceptions. The Charter provides that (subject to certain exceptions described below) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock, or any class or series of our capital stock. For purposes of these calculations, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities held by a person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, will be deemed to be outstanding prior to conversion, exchange or exercise.
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any of our capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock.
Pursuant to the Charter, our board of directors has the power (prospectively or retroactively) to increase or decrease the 9.8% ownership limit referenced above. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of our capital stock, as the case may be, will be in violation of the decreased stock ownership limit.
Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions (as defined in the Charter, an “Excepted Holder”). The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem necessary or advisable to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. In addition to our board of directors having the discretion to exempt an Excepted Holder, the Charter provides that any other person that holds shares of common stock in excess of 9.8% of the outstanding shares of common stock on the date of the completion of the merger of Gaylord with and into Ryman will be permitted to hold shares in an amount not to exceed the amount of shares held as of such date (provided, that in no event will any individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) be permitted to beneficially own or constructively own shares in excess of the 9.8% ownership limit).
Pursuant to the Charter, our board of directors may only reduce the revised ownership limit for an Excepted Holder (i) with the written consent of such Excepted Holder, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the revised ownership limit for that Excepted Holder. Notwithstanding the foregoing, our board of directors also may reduce the revised ownership limit then applicable to one or more particular

Excepted Holders if such reduction is, in the judgment of the board of directors, in its sole discretion, necessary or advisable in enabling us to maintain its qualification as a REIT or is otherwise in our best interest. Any such decreased stock ownership limit, however, will not apply to any person whose percentage ownership of our capital stock or any class or series of capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our capital stock or any class or series of capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our capital stock or any class or series of capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of capital stock, as the case may be, will be in violation of the decreased stock ownership limit. The Charter also provides that no such decreased stock ownership limit applicable to any Excepted Holder shall be reduced to a percentage that is less than the stock ownership limit applicable to our stockholders generally.
The Charter also (i) prohibits any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT or (ii) any transfer of shares of capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, the Charter provides that (i) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).
The Charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
The Charter provides that any attempted transfer of shares of our capital stock or other event which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee or stockholder whose shares would result in this violation will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of the transfer or other event (but in no event earlier than the date of the closing of the merger). If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in the Charter, the Charter provides that the purported transfer will be void ab initio.
Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee or stockholder whose shares would result in this violation prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days after receiving notice from us that shares of our capital stock have been transferred to the trust, the Charter provides that the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would result in the violation and to the charitable beneficiary as follows: the proposed transferee or such stockholder will receive the lesser of (i) the price paid by the proposed transferee or stockholder for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction or in the case of a non-transfer event), the Market Price (as defined in the Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee or stockholder whose ownership would result in the violation, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, the Charter provides that shares of capital stock held in the trust will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift or non-transfer event, the market price at the time of the devise or gift or non-transfer event) and the market price on the date that we or our designee accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would have resulted in the violation.
The Charter provides that every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of capital stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of our capital stock that the owner beneficially owns or constructively owns and a description of the manner in which the shares are held. Each owner must provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership or constructive ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, the Charter provides that each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in the Charter.
Anti-Takeover Effect of Certain Provisions of the Charter and Bylaws
Certain provisions of the Charter and Bylaws, described below, as well as the ability of our board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer or prevent a transaction or a change in control in us that might involve a premium for the holders of our common stock or might otherwise not be in their best interests.
Size of the Board of Directors; Filling of Vacancies.   The Charter provides that our board of directors shall consist of not less than one and not more than 15 persons, with the exact number fixed from time to time by the majority voting of the entire board of directors. The Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. The combined result of these provisions is that our stockholders cannot increase the size of the board and fill newly created directorships without amending the Charter.
Special Meeting of Stockholders; No Stockholder Action by Written Consent.   The Charter provides that special meetings of stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. The Charter also prohibits stockholders from taking any action by written consent. These provisions limit the ability of stockholders to take certain actions, except at an annual meeting of stockholders, which may hinder or delay the ability of others to acquire control of us.
Advance Notice of Director Nominations and Stockholder Proposals.   The Bylaws include an advance notice provision, informational requirements and time limitations on any director nomination or stockholder proposal that a stockholder wishes to make at a meeting of stockholders. Failure to comply with these advance notice, timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.
Supermajority Voting Requirements.   As required by Delaware law, any amendment to the Charter must first be approved by our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment. In addition, under the Charter, the amendment, repeal, or adoption of any provision inconsistent with certain sections of the Charter requires the affirmative vote of the holders of at least 66 2∕3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. The Charter and the Bylaws also provide that the Bylaws may be amended by the affirmative vote of at least 66 2∕3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. These supermajority voting provisions could delay, deter or prevent a change in control of us or our management.
Ownership Limitations.   Primarily to protect us against the risk of losing our status as a REIT, the Charter contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. Additionally, because we are subject to the regulations of the Federal Communications Commission, the Charter contains provisions limiting ownership of our capital stock if such ownership would violate or be inconsistent with U.S. federal communications laws. These provisions may have the effect of inhibiting or impeding a change in control.
Anti-Takeover Effect of Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:
•
the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation on Directors’ Liability and Indemnification
Our Charter limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders’ derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful dividends, stock purchases or redemptions (as described under Section 174 of the DGCL), or derived an improper benefit from their actions as directors. Our Charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.
We have entered into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements are intended to complement the indemnification protection under the DGCL and our Charter and Bylaws documents and to provide for indemnification of these directors to the fullest extent permitted by applicable law.
In addition, we maintain insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under our organizational documents.
These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions and/or separate indemnification agreements.
Insofar as the foregoing provisions permit indemnification of trustees, directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our common stock. For purposes of this discussion, references to “we”, “us” or “our”, and any similar terms, refer to Ryman Hospitality Properties, Inc., a Delaware corporation, and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice.
The U.S. federal income tax laws that govern the qualification and treatment of a REIT, and the ownership and disposition of shares in a REIT, are highly technical and complex. This section contains a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, and this summary is qualified in its entirety by the express language of such Code provisions, regulations and interpretations. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in our common stock, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. No assurances can be given that the U.S. Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding our ability to qualify as a REIT. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences related to our qualification and taxation as a REIT or to the ownership of our common stock, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge any holder or prospective acquiror of our securities to consult with a tax advisor about the U.S. federal income tax and other tax consequences of our qualification and taxation as a REIT, the acquisition, ownership and disposition of our common stock and potential changes in applicable tax laws.
Classification and Taxation of the Company
Effective with our taxable year beginning January 1, 2013, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.
Our tax counsel, Bass, Berry & Sims PLC, has provided to us an opinion that, since January 1, 2013, we were organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Bass, Berry & Sims PLC’s opinion is based on the U.S. federal income tax law governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Bass, Berry & Sims PLC’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. If we fail to qualify as a REIT in any year, and are not eligible for one or more of the REIT savings provisions, we will be subject to U.S. federal income taxation as if we were a C corporation, and our stockholders will be taxed like stockholders of C corporations. In such an event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to stockholders could be reduced or eliminated.
Provided that we continue to qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal income tax on our net income that we distribute to our stockholders on a current basis. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. In general, income that is generated by a REIT and distributed to its stockholders on a current basis is taxed only at the stockholder level.
Even as a REIT, we would nonetheless be subject to U.S. federal income tax in the following circumstances:
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We will be subject to income tax at regular corporate rates (currently 21%) on any undistributed REIT taxable income, including undistributed net capital gains.

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A 100% excise tax may be imposed on some items we receive or accrue from our TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between our TRSs and us are not comparable to similar arrangements between unrelated parties.

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If we have net income from prohibited transactions, which generally are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income would be subject to a 100% tax.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

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If we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

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If we fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, yet nonetheless maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid U.S. federal corporate income tax.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet the record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT — General.”

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If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the acquired assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to entity-level tax on the appreciation at the time of the acquisition at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such asset during the five-year period following its acquisition from the C corporation.

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The earnings of our TRSs are, and generally will be, subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT — General
The Code defines a REIT as a corporation, trust or association:
(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)
that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4)
that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)
the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities); and

(7)
that meets other tests described below, including with respect to the nature of its gross income and assets, and the distribution of its taxable income to stockholders.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s first taxable year as a REIT (which, in our case, was 2013). Our Charter provides restrictions regarding the ownership and transfers of our stock, which are intended to facilitate continued compliance with the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, do not guarantee that we will, in all cases, be able to satisfy the stock ownership requirements described in such conditions.
In addition, in order to continue to qualify as a REIT, at the end of any taxable year, we cannot have any “earnings and profits”, or “E&P”, accumulated by us or by a predecessor with respect to periods during which we were treated as a taxable C corporation, or pre-REIT E&P. We believe that our pre-REIT E&P was distributed pursuant to the special E&P distribution on December 21, 2012. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination, and there can be no assurance that the IRS will agree with our determination of our pre-REIT E&P, and that it will not assert that we have violated this requirement for REIT qualification.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests.   In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT is generally deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income of any partnership in which we hold an interest will be treated as our assets and gross income for purposes of applying the various REIT qualification tests. We hold substantially all of our assets, and conduct substantially all of our activities, through our subsidiary operating partnership, or the Operating Partnership.

Under current U.S. partnership audit rules, a partnership itself may be liable for an increase in taxes that would ordinarily apply at the partner-level (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. Such rules also include an elective alternative method under which the additional taxes resulting from an adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how these rules will apply, especially with respect to partners that are REITs (such as us), and it is not clear at this time what effect these audit procedures will have on us. However, these audit procedures could increase the U.S. federal income taxes, interest, and/or penalties we would otherwise bear in the event of a tax audit of the Operating Partnership or one of its subsidiary partnerships by the IRS.
Disregarded Subsidiaries.   If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (as described below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT itself, including for purposes of the REIT income and asset tests. Other entities that we wholly own, including, single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Qualified REIT subsidiaries and other disregarded subsidiaries are not subject to U.S. federal income taxation, although they may be subject to taxation in some states.
Qualified REIT subsidiaries and other disregarded subsidiaries, along with any partnerships in which we hold or will hold an equity interest (including the Operating Partnership), are sometimes referred to herein as “pass-through subsidiaries.” Because we are treated for purposes of the REIT asset and income tests as holding or receiving all or a proportionate share of the assets and income of our pass-through subsidiaries, the assets and activities of these entities could affect our ability to satisfy the requirements for qualification as a REIT. Although we control the Operating Partnership, and intend to cause the Operating Partnership and any lower-tier pass-through subsidiaries to operate in a REIT-compliant fashion, no assurance can be given that the assets and activities of the Operating Partnership or any lower-tier entities will not adversely affect our ability to qualify as a REIT.
Taxable Corporations.   A REIT generally may not own more than 10% of the securities, as measured by voting power or value, of a taxable C corporation, unless the REIT and the corporation elect to treat the corporation as a TRS. In general, and subject to certain restrictions that are summarized below, a REIT may jointly elect with a corporation whose stock it owns, whether or not wholly-owned, to treat the corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation, or as receiving any income that the subsidiary earns. Rather, the shares of a taxable corporation that are owned by a REIT are assets in the hands of the REIT, and the REIT generally treats any dividends received from such corporation as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake certain activities indirectly that the REIT rules might otherwise preclude the parent REIT from engaging in directly or through pass-through subsidiaries. Moreover, special rules allow REITs to receive rental income from TRSs with respect to leased lodging properties without the rental income being treated as nonqualified rents from a related party for purposes of the REIT gross income tests, provided that certain requirements (as described below) are met. Our TRSs are and generally will be subject to U.S. federal corporate income tax on their earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate.
A corporation may not be treated as a TRS if it directly or indirectly operates or manages a lodging facility (or health care facility) or, more generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility, so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A qualified lodging facility, generally, is a hotel at or in connection with which no authorized wagering activities are conducted and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.
An “eligible independent contractor” is an independent contractor which, at the time that a management agreement is entered into with a TRS to operate a qualified lodging facility, is actively engaged in the trade or business of operating qualified lodging facilities for a person or persons unrelated to the TRS and its parent REIT. In order for a hotel management company to qualify as an eligible independent contractor, it must not be related to the REIT, determined by applying certain complex ownership attribution rules under the Code. In general, a prohibited relationship will exist between the contractor and the REIT if the contractor either owns, or is deemed to own, more than 35% of the REIT’s stock, or if there is more than 35% common ownership, directly or constructively, of the equity of the REIT and the contractor. For this purpose, where shares of the REIT and of the contractor are regularly traded on an established securities market, only the holdings of persons that own more than 5% of such traded class of shares are taken into account.
Our principal hotel properties are leased to subsidiaries of entities that have elected to be treated as TRSs, and an affiliate of Marriott manages these properties as an eligible independent contractor. We believe that these arrangements comply with the REIT requirements described above that apply to TRSs and eligible independent contractors. There can be no assurance, however, that the IRS will not assert a contrary position or that a court would agree with our position if challenged.
Our TRSs may be limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us or third parties. Further, the Code imposes a 100% excise tax on transactions between a TRS and its parent REIT, or the REIT’s tenants, that are not conducted on an arm’s-length basis. Our transactions with our TRSs have been and will continue to be conducted on an arm’s-length basis.
Gross Income Tests
In order for us to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived generally from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property, dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions, and certain other categories of income, are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. Substantially all of our gross income has been, and is anticipated to be, comprised of rents from leases of our hotel properties to our TRSs, together with dividends, and possibly interest, received from the TRSs.
Rents from Real Property.   Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if all of the following conditions are met:
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If rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease, the rent attributable to the personal property generally may be treated as rents from real property. However, if rent attributable to personal property exceeds 15% of the total rent received under the lease, then none of the rent attributable to the personal property will qualify as rents from real property.

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The amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Rents received from a related party (i.e., a tenant in which the REIT holds a 10% or greater ownership interest, directly or constructively) generally will not qualify as rents from real property for purposes of the gross income tests unless the tenant is a TRS, and certain requirements are met regarding the type of property (a qualified lodging facility) and its manner of operation (management by an eligible independent contractor). See “— Effect of Subsidiary Entities — Taxable Corporations” above for a summary of these requirements.
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REITs generally are permitted to provide to their tenants only services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. Our principal hotel properties are leased to TRSs (or pass-through subsidiaries of TRSs), and we have not, and do not expect to, provide services to our tenants other than those which are usually or customarily rendered in connection with the rental of space for occupancy only. The rules governing REITs also permit REITs to provide non-customary services to tenants through an independent contractor that is adequately compensated and from which the REIT derives no income, or through a TRS. In addition, REITs are permitted to provide minimal amounts of non-customary services to their tenants without using an independent contractor or a TRS. However, the income attributable to these non-customary services will be treated as nonqualifying income for purposes of the REIT gross income tests, and if the income attributable to these services exceeds 1% of the REIT’s total income from the property in question, then all of the income from that property, including the portion attributable to rent, will fail to qualify as rents from real property for purposes of the REIT gross income tests.

As indicated above, rents from real property generally must not be based in whole or in part on the income or profits of any person. Our leases provide for periodic payments of a specified base rent, together with additional rent that is calculated based upon the gross revenues of the leased hotels. Payments made pursuant to these leases should therefore qualify as rents from real property, provided that the rent formulas were not used as a means of basing rent on income or profits, and the leases are not renegotiated during their term so as to have that effect. In order for the rent paid to us by TRSs pursuant to the leases to constitute rents from real property, the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances.
Dividend Income.   We receive distributions from our TRSs that will be treated as dividend income to the extent of the E&P of the applicable TRS. Such distributions will generally be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test.
Interest Income.   Any interest income that we derive from our TRSs or other persons generally will constitute qualifying income for purposes of the 95% gross income test, and will also qualify for purposes of the 75% gross income test if it is received or accrued with respect to a mortgage loan that is fully secured by real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally excludes any amount that is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Hedging Transactions.   Any income or gain we derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded altogether from gross income for purposes of both the 75% and 95% gross income tests (i.e., it will not be included in either the numerator or in the denominator), provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us (or by a pass-through subsidiary of ours) that is incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 75% or 95% gross income test.
Failure to Satisfy the Gross Income Tests.   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. These relief provisions will be available generally if our failure to meet a gross income test was due to reasonable cause and not due to willful neglect, and we attach to our tax return for such year a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable to a particular set of circumstances, we would not qualify as a REIT.

Asset Tests
To continue to qualify as a REIT, we generally must satisfy five tests at the close of each calendar quarter relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain mortgage loans and mortgage-backed securities. Assets that do not qualify for purposes of this test are also subject to the additional asset tests described below.
Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of our TRSs or our qualified REIT subsidiaries and do not apply to “straight debt” or other securities having certain characteristics. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold, together with any other securities not includible under the 75% test stated above may not, in the aggregate, exceed 25% of the value of our total assets. Fifth, not more than 25% of the value of our total assets may consist of securities of our TRSs.
Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements nevertheless to maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 5% and 10% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10 million and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant asset tests are otherwise satisfied within that time frame.
If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT qualification as long as we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements is not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the relative fair market values of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of other relief provisions described above.
Annual Distribution Requirements
In order for us to continue to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
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the sum of

(i)
90% of our net taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

(ii)
90% of our net income, if any (after tax) from foreclosure property (as described below), minus

•
the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the taxable year to which such distributions relate and if paid with or before the first regular dividend payment after such declaration.
To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at regular corporate income tax rates on the retained portion.
In any year, we may elect to retain, rather than distribute, our net capital gain and to pay tax on such gain. In such case, our stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted tax basis of our common stock they hold by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their stock.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, generally will not affect the tax treatment to our stockholders of any distributions that are actually made.
If we fail to timely distribute during any calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (excluding retained net capital gain), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax.
It is possible that we, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between the actual receipt of cash and the inclusion of certain items in our income for U.S. federal income tax purposes or to the non-deductibility of certain cash expenses. If these shortfalls occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our common stock) in order to meet the distribution requirements while preserving our cash.
Under certain circumstances, we may be able to rectify a failure to meet the REIT distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We have conducted and intend to continue to conduct, our operations so that no asset owned by us or by one of our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Cash/Income Differences/Phantom Income
A REIT may be required to recognize taxable income in advance of its receipt of cash flow or cash proceeds from asset dispositions, or a REIT may be required to use cash to make principal payments on indebtedness that it incurs to private lenders or otherwise. Either of these occurrences will have the effect of causing the REIT to recognize income but not receiving or retaining a corresponding amount of cash that is available for distribution to stockholders.
Section 163(j) of the Code limits the deductibility of “business interest” for both individuals and corporations. Real property trades or businesses are permitted to elect out of this limitation, but in the event they make such an election, they would be required to use longer depreciation periods for their assets. Such an election, once made, is irrevocable. To the extent interest deductions of a REIT or its subsidiaries are deferred or disallowed under Section 163(j) of the Code or any other provision of law, the taxable income of the REIT may exceed its cash available for distribution to its stockholders.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related lease or loan at a time when default was not imminent or anticipated, and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to income tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the REIT 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above even if the property would otherwise constitute inventory or dealer property.
Failure to Qualify as a REIT
If we fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. We would not be entitled to a deduction for distributions made to stockholders in any year in which we fail to qualify as a REIT, nor would we be required to make any such distributions. In this situation, to the extent of our current and accumulated E&P, distributions to most domestic stockholders that are U.S. individuals, trusts and estates generally would be taxable at the preferential income tax rates applicable to qualified dividends (i.e., currently, a 20% maximum U.S. federal rate) if then applicable. In addition, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to any such statutory relief.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
U.S. Federal Income Tax Considerations for Holders of Our Common Stock
The following is a summary of U.S. federal income tax considerations of the ownership and disposition of our common stock. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers, regulated investment companies, partnerships, S corporations or other pass-through entities (or investors therein), holders that receive our common stock through the exercise of stock options or otherwise as compensation, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. expatriates, holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and, except to the extent discussed below, tax-exempt organizations). This summary assumes that investors will hold our common stock as a capital asset (generally, property held for investment).
The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of the U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.
Taxation of Taxable U.S. Holders of Our Common Stock
This section summarizes the taxation of U.S. holders that are not tax-exempt organizations. For these purposes, a “U.S. holder” is a beneficial owner of our common stock who for U.S. federal income tax purposes is:
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an individual who is a citizen or resident of the United States;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (or the District of Columbia);

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.
Distributions
Provided that we qualify as a REIT, distributions we make to U.S. holders on account of our common stock, other than capital gain dividends, will constitute ordinary dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. Ordinary dividends that we distribute generally will not qualify as “qualified dividend income” taxed at preferential income tax rates applicable to U.S. holders that are individuals, trusts, or estates. However, U.S. holders that are individuals, trusts or estates may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. In order to qualify for this deduction with respect to a dividend on our common stock, a stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a stockholder’s holding period during any period in which the stockholder has diminished its risk of loss with respect to the shares). Stockholders are urged to consult their tax advisors as to their ability to claim this deduction.
In addition, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from C corporations, including our TRSs, (ii) our undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a

C corporation in a tax-deferred reorganization or similar transaction, and provided that in each case we properly designate the distributions as qualified dividend income. We do not anticipate distributing a significant amount of qualified dividend income.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.
Dividends declared by us in October, November or December and payable to a U.S. holder of record on a specified date in any such month will be treated both as paid by us and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.
Distributions that are properly designated as capital gain dividends will be taxed to U.S. holders as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends received by non-corporate taxpayers that are attributable to the sale of depreciable real property held for more than 12 months may be subject to a 25% maximum U.S. federal income tax rate (which is higher than the normal long-term capital gains rate) to the extent of previously claimed depreciation deductions. Capital gain dividends are not eligible for the dividends-received deduction for corporate U.S. holders.
The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as we may designate. A U.S. holder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us with respect to that income) included in the U.S. holder’s long-term capital gains.
Passive Activity Loss and Investment Interest Limitations
Our distributions and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of our common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.
Sale or Disposition of Our Common Stock
In general, a U.S. holder will realize gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. holder’s adjusted tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. holders upon the sale or disposition of our common stock will be subject to maximum U.S. federal income tax rates, if such shares were held for more than 12 months, and will be taxed at ordinary income rates if such shares were held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains.

Capital losses recognized by a U.S. holder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. holder as long-term capital gain.
If a U.S. holder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of common stock. U.S. holders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.
Taxation of U.S. Tax-Exempt Holders of Our Common Stock
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that (i) a tax-exempt U.S. holder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), (ii) our common stock is not otherwise used in an unrelated trade or business and (iii) we do not hold an asset that gives rise to “excess inclusion income,” distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. holder.
Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT closely held test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.
Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

Taxation of Non-U.S. Holders of our Common Stock
The following is a summary of certain U.S. federal income tax considerations regarding the ownership and disposition of our common stock applicable to non-U.S. holders. For these purposes, a non-U.S. holder is a beneficial owner of our common stock who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders and is for general information only.
Ordinary Dividends
The portion of dividends received by non-U.S. holders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of “U.S. real property interests” (described below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the non-U.S. holder generally will not be subject to the 30% withholding tax described above and will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to an additional 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests,” or “USRPIs,” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “— Sale or Disposition of Our Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of the assets of which consist of USRPIs.
Non-Dividend Distributions
Unless our common stock constitutes a USRPI, distributions by us which are not dividends out of our earnings and profits will not generally be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. holder’s adjusted tax basis in our common stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends
Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S.

individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Non-U.S. Holders — Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. Regardless of whether we designate the distribution as a capital gain dividend, we may be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to an additional 30% branch profits tax (unless reduced or eliminated by treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, except that a Non-U.S. holder that is a corporation may also be subject to branch profits tax, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (i) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities market.
Sale or Disposition of Our Common Stock
Unless our common stock constitutes a USRPI, a sale or disposition of the common stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA. The common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that more than 50% of our assets will consist of interests in real property located in the United States.
However, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its shares or the period of existence), less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. stockholders (after applying certain presumptions regarding the ownership of Units, as described in the Code). We believe we are, and we expect to continue to be, a domestically controlled REIT, and that the sale of our common stock should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are, or that if we are, that we will remain, a domestically controlled REIT.
Regardless of the extent of our non-U.S. ownership, a non-U.S. holder will not incur tax under FIRPTA on a disposition of the shares of our publicly traded stock if such non-U.S. holder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such stock. The testing period is the shorter of (i) the period during which the non-U.S. holder held the shares and (ii) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. holder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% of such shares during such testing period.
In addition, if a non-U.S. holder disposes of our common stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such non-U.S. holder acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
If gain on the sale of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of shares of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, an additional 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Special FIRPTA Rules
Certain exemptions from FIRPTA and other special rules may apply for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly-owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. holders are urged to consult their tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.
Information Reporting Requirements and Backup Withholding Tax
We will report to our U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a current rate of 24% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
We will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Other Withholding and Reporting Requirements under FATCA
The Foreign Account Tax Compliance Act, or FATCA, and existing guidance issued thereunder, requires withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

PLAN OF DISTRIBUTION
General
We or certain selling stockholders may offer and sell our common stock in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers, through agents to other purchasers, in “at-the-market” offerings (within the meaning of Rule 415(a)(4) of the Securities Act) to or through a market maker or into an existing trading market on an exchange or otherwise, or through any combination of these methods.
A prospectus supplement relating to a particular offering of our common stock will include the following information, as applicable:
•
the terms of the offering;

•
the names of any underwriters or agents and the amounts of common stock underwritten or purchased by each of them, if any;

•
the name or names of the selling stockholders, if any;

•
the public offering price or purchase price of our common stock;

•
the net proceeds to us from the sale of our common stock, if any;

•
any delayed delivery arrangements;

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any options under which underwriters may purchase additional shares of our common stock;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any public offering price; and

•
any discounts or concessions allowed or re-allowed or paid to dealers.

The distribution of our common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
We or certain selling stockholders may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, our common stock will be acquired by the underwriters for their own account. The underwriters may resell our common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us, the selling stockholders or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
If we or the selling stockholders use an underwriter or underwriters in the sale of our common stock, we or the selling stockholders, as applicable, will execute an underwriting agreement with those underwriters at the time of sale of our common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell our common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of our common stock, the obligations of the underwriters to purchase our common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of our common stock offered if any of our common stock is purchased.
Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. If we or the selling stockholders use dealers in any sale of our common stock offered under this prospectus, the common stock will be sold to such dealers as principals. The dealers may then resell our common stock to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of our common stock offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If our common stock offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. Neither we nor the selling stockholders are making an offer of our common stock in any state that does not permit such an offer.
Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions received by them and any profit realized by them on the resale of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act.
Indemnification
We may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Underwriters, dealers and agents who participate in the distribution of our common stock, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase our common stock from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of our common stock will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of our common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with the offering (that is, if they sell more of our common stock than is set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing our common stock in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of our common stock offered hereby and certain U.S. federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of our common stock offered hereby in connection with offerings made pursuant to this prospectus or other matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025, including the schedules appearing therein, and the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2025 (excluding the internal control over financial reporting of JW Marriott Desert Ridge), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of JW Marriott Desert Ridge from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following is a statement of the estimated expenses, to be paid solely by the registrant, of the issuance and distribution of our common stock being registered hereby:
Amount To be Paid
SEC registration fee	$	*
Printing expenses	$	**
Accounting fees and expenses	$	**
Legal fees and expenses	$	**
Transfer agent fees	$	**
Miscellaneous expenses	$	**
Total	$	**

*
In accordance with Rules 456(b) and 457(r) of the Securities Act, we are deferring payment of the registration fee, which will be paid at the time of any particular offering of common stock under this registration statement, and is therefore not currently determinable.

**
As the amount of the shares of our common stock to be issued, offered and sold pursuant to this registration statement is indeterminate, the actual amount of such fees and expenses cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Item 15.   Indemnification of Directors and Officers
Section 145(a) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.
Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except with respect to (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation.
The Company’s Charter provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability is not permitted under Delaware law as then in effect or as it may be amended; for any breach of the director’s duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption; or for any transaction from which the director derived an improper personal benefit.
The Company’s Charter and Bylaws each grant its directors and officers a right to indemnification to the fullest extent authorized or permitted by the DGCL (as now or hereafter in effect) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made, or is threatened to be made, a party or witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that while they are or were the Company’s directors or officers, they are or were serving at the Company’s request as directors or officers of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such persons unless such proceeding (or part thereof) was authorized or consented to by the Company’s board of directors. The right to indemnification in the Company’s Charter and Bylaws includes the right to have expenses incurred by officers and directors in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the Company’s organizational documents. The Company’s Bylaws provide that such expenses incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company’s Charter and Bylaws provide that any repeal or modification of the limitation of liability and indemnification provisions summarized above will only be prospective and will not affect the rights of current or former directors or officers under these provisions in effect at the time of the alleged occurrence of any acts, omissions, facts or circumstances occurring prior to such repeal or modification.
The Company is party to indemnification agreements between it and each of the Company’s directors and officers. These indemnification agreements are intended to complement the indemnification protection under the DGCL and the Company’s Charter and Bylaws and to provide for indemnification of these directors to the fullest extent permitted by applicable law.
The Company maintains insurance on behalf of any person who is or was a director or officer of the Company, or is now or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of the Company’s Charter or Bylaws.
Item 16.   Exhibits
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 1, 2012 (File No. 1-13079)).
3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 24, 2023 (File No. 1-13079)).
4.1	Specimen of Common Stock certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 24, 2012 (File No. 1-13079)).
5.1**	Opinion of Bass, Berry & Sims PLC.
8.1**	Opinion of Bass, Berry & Sims PLC regarding tax matters.
23.1**	Consent of Ernst & Young LLP.
23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 filed herewith).
23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1 filed herewith).
24.1	Powers of Attorney (included on the signature pages of this registration statement).
107**	Filing Fee Table.

*
To be filed as an exhibit to a Current Report on Form 8-K or other document incorporated by reference herein or to a post-effective amendment hereto, if applicable.

**
Filed herewith.

Item 17.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 10, 2026.
RYMAN HOSPITALITY PROPERTIES, INC.
By:
/s/ Mark Fioravanti

Mark Fioravanti
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Scott J. Lynn and Mark Fioravanti and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed, shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.
Name	Title	Date
/s/ Mark Fioravanti Mark Fioravanti	Director, President and Chief Executive Officer (Principal Executive Officer)	August 10, 2026
/s/ Jennifer Hutcheson Jennifer Hutcheson	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2026
/s/ Colin V. Reed Colin V. Reed	Executive Chairman of the Board of Directors	August 10, 2026
/s/ Rachna Bhasin Rachna Bhasin	Director	August 10, 2026
/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Director	August 10, 2026
/s/ Alvin Bowles, Jr. Alvin Bowles, Jr.	Director	August 10, 2026
/s/ William E. Haslam William E. Haslam	Director	August 10, 2026
/s/ Erin Mulligan Helgren Erin Mulligan Helgren	Director	August 10, 2026
/s/ Christine Pantoya Christine Pantoya	Director	August 10, 2026

Name	Title	Date
/s/ Robert S. Prather, Jr. Robert S. Prather, Jr.	Director	August 10, 2026
/s/ Michael I. Roth Michael I. Roth	Director	August 10, 2026